Exhibit 99.3

Conference Call Transcript

PWAV - Powerwave and Filtronic Conference Call to Discuss Proposed Acquisition

Event Date/Time: Jun. 12. 2006 / 8:30AM ET

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CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President, CEO

Prof. David Rhodes

Filtronic - Group CEO

Charles Hindson

Filtronic PLC - Group CFO

CONFERENCE CALL PARTICIPANTS

Ittai Kidron

CIBC - Analyst

Joanna Makris

Canaccord Adams - Analyst

Mike Ounjian

Credit Suisse - Analyst

Ken Muth

Robert Baird - Analyst

Larry Harris

Oppenheimer - Analyst

Kim Anderson

JPMorgan - Analyst

Mike Lockley

Piper Jaffray - Analyst

Rich Valera

Needham & Co. - Analyst

Tony Rao

East Shore Partners - Analyst

Michael Blogg

Arbuthnot Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Powerwave Technologies conference call. My name is Minutiae and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer sessions towards the end of today’s conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s call, Mr. Kevin Michaels, Chief Financial Officer of Powerwave Technologies.

Kevin Michaels - Powerwave Technologies - CFO

Thank you and good morning and good afternoon to those investors listening in from Europe. It is my pleasure to welcome you all to the conference call announcing Powerwave’s proposed acquisition of the Wireless Infrastructure business of Filtronic PLC. Joining me on today’s call is Ron Buschur, Powerwave’s President and Chief Executive Officer, and Professor David Rhodes, Group CEO, and Charles Hindson, Group

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CFO of Filtronic PLC. Before starting I would also like to point out that there is a slide presentation in conjunction with this call available on CCBN as well as it’s available on our website at Powerwave.com, under the Investor Relations tab.

Turn to the next slide. Before starting I’d like to point out that various remarks we may make about future expectations, plans, and prospects for Powerwave’s proposed acquisition of the majority of Filtronic’s Wireless Infrastructure division business, including but not limited to statements regarding benefits of the proposed acquisition; integration plans; expected synergies and cost savings; anticipated future financial and operating performance and results including estimates for future revenues, cash flows, consolidation costs, time schedule for closing the transaction, satisfaction of conditions to closing, accretion to per-share earnings, expectations for our products, improved customer positions, and accelerated growth in profitability are all forward-looking statements. These statements are based on our management’s current expectations and are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied.

Next slide. Please refer to our press release and the webcast presentation materials — Powerwave’s current Form 10-Q for the quarterly period ended April 2, 2006 and Powerwave’s current Form 10-K for the fiscal year 2005, both of which are on file with the Securities and Exchange Commission — for additional information on factors which could cause Powerwave’s actual results to be different from those projected or implied.

Next slide. With all this in mind, let me turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you, Kevin, and good day, everyone. I am very pleased to be on this call today with Professor David Rhodes announcing our proposed strategic acquisition of the majority of the Wireless Infrastructure business of Filtronic PLC. We believe that this acquisition will continue to expand Powerwave’s leadership position in the Wireless Infrastructure marketplace, while at the same time deepen and strengthen our relationships with our customers.

This acquisition will enable Powerwave to significantly expand our filter product lines as well as complement our existing remote radio head and RF conditioning products. The specific product lines included in this proposed acquisition include transmit/receive filters, integrated remote radio heads and RF power amplifier products, all for use in commercial Wireless Infrastructure base station equipment. I do want to note that our proposed acquisition does not include the point-to-point radio back haul equipment as well as Filtronic’s other business divisions such as the compound semiconductor and defense electronics.

As many of you know, Filtronic has been long recognized as the world’s leading independent RF filter designer and manufacturer. Filtronic’s extensive product line supports a vast array of the Wireless Infrastructure marketplace needs including antenna line products, RF conditioning products, microwave links, and advanced transmit/receive modules. We believe that Filtronic’s Wireless Infrastructure business will enhance our strategic position with several key OEM customers such as Nokia, Alcatel, Ericsson, Lucent, and Nortel.

At the same time, given Powerwave’s greater scale and reach within the network operator market, we will be able to further expand customer’s knowledge and use of these products through our global sales channel. As part of the proposed acquisition, Filtronic’s world-class Wireless Infrastructure design and engineering teams will be joining Powerwave, helping to leverage our technical and manufacturing expertise worldwide. This portion of Filtronic’s business represents approximately $300 million in revenue per calendar year 2005 with a net operating margin of approximately 12%, which excludes $10 million of ongoing development expense in power amplifiers and integrated remote radio head technology for the year. This margin also included approximately 4 million pounds in closing and discontinued operations costs for Filtronic’s Australian operation.

I want to stress, this business is run very well and we are extremely excited about the opportunities to work with the employees and management of Filtronic’s. This business is operating on a stand-alone basis, well within the higher end of our targeted operating model and therefore will be accretive to Powerwave’s earnings in the first full quarter after closing excluding any acquisition-related amortization and expenses. We also currently estimate that we should easily achieve in excess of $10 million in annual cost savings following the integration of this acquisition.

Next slide. I will now ask Kevin to review the transaction structure and the expected timetable, as well as the statistic rationale behind this deal.

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Kevin Michaels - Powerwave Technologies - CFO

Thank you. As we noted earlier, the proposed acquisition includes only the Wireless Infrastructure division of Filtronic, excluding the point-to-point radio back haul equipment portion of the business. I also want to note that we are not acquiring any of Filtronic’s other divisions which includes its compound semiconductors and defense businesses. The businesses that we are acquiring include the transmit/receive filters, integrated remote radio heads, and RF power amplifier products. The purchase price consists of $150 million in cash plus 20.7 million shares of Powerwave common stock. The number of shares of Powerwave common stock to be issued is fixed at 20.7 million shares.

Upon the closing of the acquisition, Filtronic will own approximately 13% of Powerwave’s common shares on a fully diluted basis, assuming conversion of all of our outstanding convertible notes. While the Board of Directors of both Powerwave and Filtronic have approved the acquisition, the transaction is subject to the approval of Filtronic’s shareholders as well as customary closing conditions and certain regulatory approvals. We expect the closing of the transaction to be in August 2006 and expect the transaction to be accretive to our EPS pre synergies in Q4 of this year.

Next slide. This next slide is currently proposed transaction timeline. We currently expect that the Class 1 Circular will be mailed to Filtronic’s shareholders by the end of June for an extraordinary general meeting of Filtronic’s shareholders for approximately the end of July. Assuming Filtronic’s shareholder approval along with the required regulatory approvals, we currently expect the acquisition to close in August 2006. Powerwave will be filing a Form S-3 at closing to register for resale of the shares issued to Filtronic.

Next slide. We believe that this combination has a very strong strategic rationale. As many of you who have followed Powerwave know, our acquisition strategy has always been based on a few simple principles. Any acquisition must strategically fit into our product and technical roadmap or plans; it must also enhance our market position while at the same time providing increased earnings for our shareholders. In other words, there must be a quick path that leads to accretion and long-term positive returns to our shareholders. This strategic acquisition meets all of these requirements.

First, the Wireless Infrastructure division enhances Powerwave’s position as a leading global supplier of end-to-end wireless solutions for wireless communication networks by strengthening our product position in the filter marketplace as well as broadening our RF conditioning product lines. After completion, Powerwave will be the clear number one independent supplier of filters and builds upon our strategy of supplying advanced solutions to the Wireless Infrastructure marketplace. This will also allow us to strengthen our existing customer relationships as well as to penetrate further into selected customers.

This acquisition is also accretive to our earnings per share in the first quarter after completion even without synergies based upon the strong operating performance of this business. We also believe that this acquisition will enable Powerwave to compete more effectively on a global basis and will assist us in accelerating our top line growth, thereby improving our profitability.

Next slide, please. I now want to turn the call back over to Ron.

Ron Buschur - Powerwave Technologies - President, CEO

This transaction builds upon the strength of Powerwave today and enhances our position going forward. Powerwave is a leading global supplier of end-to-end wireless solutions. We design, manufacture, and sell products and services to improve the coverage, capacity, and data speeds in the wireless network. We offer a full range of infrastructure products including antennas, boosters, combiners, filters, RF power amplifiers, RF remote radio heads, repeaters, power mounted amplifiers, and RF conditioning and advanced coverage solution products — covering all frequencies and major transmission protocols.

We have as well a broad range of integrated solutions and products that we sell to all the major base station OEMs such as Alcatel, Ericsson, Lucent, Motorola, Nokia, Nortel, and Siemens. We also have a very significant network operator business and product portfolio we sell to operators such as Cingular, Vodafone, Verizon Wireless, Orange, Sprint, Nextel, and T-Mobile. Powerwave has a strong balance sheet with over $244 million in cash prior to this transaction and a solid track record of consolidating operations and in generating improved financial performance.

Next slide. If we look at the specific product lines that we are proposing to acquire from Filtronic, these products include the advanced transmit/receive products, RF conditioning and filtering products, power amplifier products, and remote radio head products and solutions. They are clearly the market leader in transmit/receive filters with a strong industry track record for innovation. These products are utilized in a number of major OEM customers accounts, product offerings including Nokia, Alcatel, Ericsson, Lucent, and Nortel.

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One of the key metrics that attracted us to this company was its strong financial performance in the business. For calendar year 2005, the business that we are acquiring had revenues of approximately $300 million with a net operating margin of approximately 12% when you exclude the $10 million of ongoing development expenses in power amplifiers and integrated remote radio head technology for the year.

This business operates well within our targeted gross margin model of the mid to high 20% range and we are extremely confident in the existing management of this business. In contrast to our most recent large acquisition of REMEC wireless business, this business will contribute to our performance and results day one end does not require any significant restructuring to be profitable. Included in this acquisition are all the design and engineering resources along with four manufacturing locations — China, Hungary, Finland, and the U.S. The bulk of the current manufacturing is located in low-cost manufacturing locations in both China and Hungary.

On the design side, in addition to the above outlined resources, we also have access to Professor David Rhodes, who has agreed to act as a strategic adviser for the Company. We look forward to utilizing the vast industry experience and expertise of David and his team.

Next slide. This slide shows a combination of Powerwave’s existing product segments with the product lines to be acquired from Filtronic’s Wireless Infrastructure division. For calendar year 2005, the mix of products that we are acquiring from Filtronic is as follows. Base Station Systems including filters accounted for approximately 87% of the business; Antenna Systems, including TMA’s, accounted for approximately 11%; and the Coverage Systems, including integrated transmit/receive modules, accounted for approximately 2%.

When added to Powerwave’s actual 2005 results, the combined business results in a mix of Base Station Systems accounted for our largest group or approximately 67% of the business. Antenna Systems accounted for approximately 22%. Coverage Systems accounts for approximately 7% and our contract manufacturing business would account for approximately 4%.

Next slide. We believe there are several achievable cost reduction synergies available in this acquisition that would easily total at least $10 million on an annual basis. We expect to achieve significant synergies on the material purchasing side from increased purchasing power of the combined operations coupled with Powerwave’s experience and supply chain management. From an operational perspective, we will focus on productivity, increasing production efficiencies, and profits improvements while leveraging our operational expertise.

On the procurement front, Powerwave currently purchases a significant amount of certain types of RF filtering and conditioning products in the open market. With this acquisition, we will be able to source the vast majority of these products internally thereby adding to the cost synergies available. We also plan to integrate Filtronic’s filter capabilities into our global base station solutions as well as promote standardization of products and the use of the common design platforms and techniques. Lastly we believe that we can reduce G&A overhead expenses through utilizing our existing corporate overhead structure. These savings should all be realized within the first the year after completion of this acquisition.

Next slide. As we look at 2007, we expect the combined fiscal year 2007 revenues will easily exceed $1.4 billion. We expect this acquisition to be accretive to our EPS in the first full quarter after completion of the transaction. We expect to be by the fourth quarter of 2006, assuming that this acquisition closes in August 2006 — for the full calendar year 2007, we currently anticipate the accretion with synergies will be in the range of $0.08 to $0.12 per share a pro forma basis excluding any acquisition-related amortization and expenses. We also expect the combined entity to generate significant positive cash flow for 2007.

Next slide. A major theme of our acquisition strategy is to enhance and continue to strengthen our product portfolio, which enables Powerwave to continue to be one of the leading global suppliers of advanced solutions to the wireless communications industry. The next slide displays our three product categories of our industry-leading solutions — Antenna Systems, Base Station Systems, and Coverage Systems.

Next slide. This slide shows Powerwave’s wide range of end-to-end solutions from Antenna Systems products such as our Clean Site Solutions to our remote electrical down tilt antennas and TMA’s. In our Base Station System we have our MCPAs, our network element management software, and our power cell platform solutions as well as our new VersaFlex enclosure — power repeaters, indoor antennas, fiber-optic repeaters as well as complete indoor and outdoor distributed antenna solutions. Powerwave’s remote radio head technology is used in our Antenna Systems and in our Base Station Systems category as well as our Coverage Systems product portfolio. The network elements software will interface with all of Powerwave’s products and solutions to provide the customer with a seamless end-to-end solutions.

With all of that, I would now like to turn the call over to the operator and address any questions you may have.

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QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Ittai Kidron, CIBC.

Ittai Kidron - CIBC - Analyst

Congratulations on a good deal. I had a couple of questions. Is the earnings accretion estimate for ‘07 of $0.08 to $0.12, does that include the $10 million in cost synergies?

Kevin Michaels - Powerwave Technologies - CFO

That’s including those occurring during the course of the year. So we expect to achieve the full synergies during the course of 2007, so that is reflective of the cost synergies occurring during the year.

Ittai Kidron - CIBC - Analyst

Okay. On slide 11 you have a long list of cost synergies opportunities, though. Can you give us a little bit more color on why is it only $10 million that you can squeeze out of this?

Kevin Michaels - Powerwave Technologies - CFO

Well, as we stated in this, we feel that these are very easily achievable. So we would say the $10 million target is very conservative. We think there’s definitely upside potential here. But we wanted to set our initial target at a number that we feel is easily achievable during the first year and we certainly are going to try to achieve significantly more than that.

Ron Buschur - Powerwave Technologies - President, CEO

And the other piece, this acquisition differs dramatically from the REMEC acquisition. We obviously do not have a lot of restructuring and plant closures that are necessary in this transaction. So that doesn’t lead to nearly the level of synergies, but we’re very comfortable that we’ll easily achieve the $10 million of synergies.

Ittai Kidron - CIBC - Analyst

And would the same go for the revenue? It seems like your estimates right now are for you stand alone before the acquisition for ‘07. And considering the $300 million in run rate for the previous year, it seems like the 1.4 is also extremely conservative.

Kevin Michaels - Powerwave Technologies - CFO

We certainly believe that we should easily achieve the $1.4 billion for the 2007. As you know, we’re always trying to make sure that we achieve the goals that we’ve set out in front of us and we might be a little bit conservative, but I think we would rather over deliver on that commitment.

Ron Buschur - Powerwave Technologies - President, CEO

And just to point out too, our target is that we will exceed $1.4 billion and easily exceed that. We feel pretty confident.

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Ittai Kidron - CIBC - Analyst

Very good. And on the acquired assets, can you give us a little bit more color on what is the organic growth rate of the business?

Ron Buschur - Powerwave Technologies - President, CEO

If you look, I think that they’re seeing similar growth that we have seen across the different product segments. I think — we had stated that we should achieve double-digit type of growth for this year in our product segments. Keep in mind the products that they’re selling, as you can see, are really focused on OEM types of solutions today and we do believe as we introduce more of those products into the network operator market that we should be able to achieve similar type of growth patterns.

Ittai Kidron - CIBC - Analyst

Very good. And lastly, post the acquisition, Kevin, correct me if I’m wrong, around $100 million in cash. Will you need to raise more cash?

Kevin Michaels - Powerwave Technologies - CFO

We don’t have any initial need to raise cash. We’ll have plenty we think to run our business. We do anticipate putting a standard bank credit line in-place prior to closing the acquisition, but we don’t really anticipate having to use that. And from a long-term perspective, at this stage right now we don’t have any immediate plans.

Ittai Kidron - CIBC - Analyst

All right. Good deal. Congratulations, guys.

Operator

Joanna Makris, Canaccord Adams.

Joanna Makris - Canaccord Adams - Analyst

Wondering if you can talk about the combination of both companies’ filter assets. What would be a good normalized operating margin for the combined filter businesses?

Kevin Michaels - Powerwave Technologies - CFO

I think in terms of — this business, as we’ve pointed out, is running equal to or above some of our margins. So I think we would view it overall — as you know, we don’t break out product segments by margins on a public disclosure basis, but clearly we view this business as we’ve talked here. If you look at their last year, as we reported, the overall margins there are running at 12% when you exclude the $10 million of development expenses they had there for power amplifiers and remote radio heads. So this is a very profitable business. Its gross margins are running at or above our target range of the mid to high 20s. So clearly as combined with us we think this should be a nice profit margin business in line with our other businesses.

Joanna Makris - Canaccord Adams - Analyst

Great. And then secondly, I’m wondering if you can comment on the specific percentage of Filtronic’s manufacturing that’s currently done out of China and Hungary.

Ron Buschur - Powerwave Technologies – President, CEO

David, do you want to maybe touch base on that?

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Prof. David Rhodes - Filtronic - Group CEO

Yes, we’ve been obviously increasing in China over the last few years and roughly last year it was around 50%. It’s in the 70 to 80% this year. Of course Hungary has only just started to ramp up and China is our largest operation.

Operator

Mike Ounjian, Credit Suisse.

Mike Ounjian - Credit Suisse - Analyst

I just wanted to get a little more detail on the facilities side. You mentioned you’re taking on a lot of facilities in lower-cost areas. Are there any facilities in higher cost areas you’re taking on that would need to be part of the rationalization? Or are there any obligations on an ongoing basis to Filtronic that could have some impact on the synergy potential here?

Ron Buschur - Powerwave Technologies – President, CEO

I’ll take this question and then, David, if you want to add to that. We’re very pleased. Filtronic has run their business very prudent and have been very effective in transferring their products and their resources to the right geographic locations to be competitive in the marketplace. There is some manufacturing that’s done outside of Hungary and China, but it’s a very limited amount of production and we’re very comfortable with those locations and that is currently done and there’s some production done in the U.S. and there’s a small amount of product yet being built in Finland. But beyond that we’re comfortable with that. We do not need to rationalize those operations or do anything around those operations to achieve the synergies that we’ve outlined and it will not have a negative impact on our business.

Mike Ounjian - Credit Suisse - Analyst

Great. And just a thing that’s beyond the transaction, so there’s been a lot of controversy in the market about the trends in the Wireless Infrastructure market and just overall demand. Is there any update you can give us on what you’re seeing in some of the major regions?

Ron Buschur - Powerwave Technologies - President, CEO

Well, as we had stated a few weeks ago at our conference, we still believe that there’s a lot of growth in this industry left this year. We see a lot of demand placed on ourselves and I think David can comment. Filtronic certainly has a lot of demand being placed on it. So we believe the outlook for this year and obviously next year is very strong. North America we certainly see a lot of desire and demand there for our products and solutions, and we certainly have several OEM customers who have significant demands being placed upon them that they’re placing on both ourselves and Filtronic to support several wins that they have most recently had. So we’re very pleased with the demand right now.

Prof. David Rhodes - Filtronic - Group CEO

And I’d like to add that our products go worldwide. The largest demand and increase in demand is GSM-related products going to countries such as India, Indonesia, Russia, China, etc.

Mike Ounjian - Credit Suisse - Analyst

Great. Thank you very much.

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Operator

Ken Muth, Robert Baird.

Ken Muth - Robert Baird - Analyst

If we look at the last stated financials that Filtronic gave, the November stub period, year-over-year the growth looks like it’s about 3% and the operating margin that they gave on their presentation was actually down from 8.2 to 6.3. Could you just address a couple of the issues, maybe the top line growth and then where you’re seeing the bottom margin? Trying to add back that $10 million but that’s a key area for investment going forward so are you implying you’re going to kind of shift that around dramatically?

Ron Buschur - Powerwave Technologies – President, CEO

I think the issue there is on development for power amplifiers and integrated radio head technology. Obviously Powerwave has significant investments in those. But let me ask David or Charles to comment on their performance for the last year.

Prof. David Rhodes - Filtronic - Group CEO

Let me — basically over the last few years we have seen unit prices eroded, but in terms of our main filter business we tended to maintain the basic margins and done extremely well, as we are doing now. We have invested in this remote radio head and power amplifier area with very little sales at this point because they were always planned to be in 2007 and further out. So once we’ve looked at the net effect of all of that, but the basic underlying filter business has always been strong and the margins typically in the 11 to 15% range. And it’s very much a function of the absolute level of output and right now, as you can probably see, from a statement we made that the demand is significant and increasing at this point.

Ron Buschur - Powerwave Technologies – President, CEO

Let me answer that as well. If you look the growth projections, we believe as you rollout more 3G type of networks and solutions and more advanced products such as our remote radio head types of products and coverage solutions types of products, there is a more desired and need to have filtering and RF conditioning capability incorporated into these solutions. So that’s why we do believe that there will be some growth there as well.

Kevin Michaels - Powerwave Technologies - CFO

And one other additional point that they had was there’s 4 million pounds of closure expenses and discontinued operation expenses in those prior numbers related to Australia, so those would be excluded too from their total reported numbers.

Ken Muth - Robert Baird - Analyst

Okay. Kevin, is there going to be any pension option or debt assumptions with this transaction?

Kevin Michaels - Powerwave Technologies - CFO

No, we’re not taking on any of their prior debt assumptions or pension obligations. Those don’t come with us.

Ken Muth - Robert Baird - Analyst

Okay. And then how far along are you with the REMEC integration? Is that completely done or the vast majority done?

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Ron Buschur - Powerwave Technologies - President, CEO

We hope to have that completed at the end of this quarter and we’re probably 90, 95% there at this point.

Kevin Michaels - Powerwave Technologies - CFO

And one of the things I’ll also point out though, and we’ve talked about this, is part of the REMEC integration, the ongoing transition of the products, we still have products that are transitioning and end of lifeing over the balance of the year. So we’ll see additional synergies as those products transition and go end of life. We have agreements with our customer base already in place and that goes on for the rest of this year. So we’ll see some of those synergies coming through as those products transition.

Ken Muth - Robert Baird - Analyst

And then, Ron, how quickly do you think you can take some of these products? It sounds like this is a 100% OEM business. And how quickly can you get some of this stuff to the direct marketplace?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I’m not sure it’s a completely 100% OEM business. I think they have focused primarily on the OEM. They have introduced as product and we do believe this product has applications that will be utilized within the operator market. They’ve sold indirectly into the operator market for the past year or so, so we believe we’ll be able to introduce those products very quickly into the operator market segment, and that is our plans.

Ken Muth - Robert Baird - Analyst

Okay, thank you.

Operator

Larry Harris, Oppenheimer.

Larry Harris - Oppenheimer - Analyst

Congratulations on the transaction. With respect to the customers that are listed for Filtronic — Alcatel, Lucent, Ericsson, Siemens, Nokia, Nortel — are there any customers there that you would consider 10% or greater customers?

Kevin Michaels - Powerwave Technologies - CFO

Yes, we would, Larry. We would consider Nokia certainly a 10% plus customer and, as you know, Siemens represents a 10% plus customer for us as well. And then on a combined basis Lucent might be close to a 10%.

Larry Harris - Oppenheimer - Analyst

I see. And in terms of the product lines’ possible overlap, it was mentioned a couple minutes ago that Filtronic has been developing a remote radio head product. I assume to some extent you compete in filters. Talk about product overlaps or overlaps at particular OEMs.

Ron Buschur - Powerwave Technologies - President, CEO

Sure. I think the biggest overlap is exactly the area you talked about a little bit on a remote radio head and maybe some of the power amplifier products that Filtronics currently has developed. If you look the filter products, I don’t believe there’s a lot of overlap there, certainly in the TMA aspect; we both have TMA products. We both have integrated transmit/receive modules, but we’re on separate programs with the customers. So

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they’re not using the same frequency protocol and the same products within Powerwave and Filtronic. So we don’t think that there will be overlap there in the products that we offer. So we actually believe that that’s a benefit for us long-term.

Larry Harris - Oppenheimer - Analyst

I see. Thank you.

Operator

Kim Anderson, JPMorgan.

Kim Anderson - JPMorgan - Analyst

I just wanted to ask a question on the purchase price, how you arrived at the mix of cash and stock that you selected. That’s my first question.

Kevin Michaels - Powerwave Technologies - CFO

That was really just a series of negotiations, so there’s no set formula there but that was what was finally reached and agreed to.

Kim Anderson - JPMorgan - Analyst

Okay. Is there any way to — or do you have any plans to lock up those shares? Or can they come back into the market and be sold immediately after closing?

Kevin Michaels - Powerwave Technologies - CFO

Those shares will be available to Filtronic. They’ll be issued directly to Filtronic and it’s really their decision how they deal with those.

Kim Anderson - JPMorgan - Analyst

Okay. And then the power amplifier products that Filtronic has been developing, do you plan to integrate those into the Powerwave product set and continue to sell those or do you plan to close down that development process?

Ron Buschur - Powerwave Technologies - President, CEO

We believe we’ll be able to utilize those products going forward in our product portfolio. If there is some overlap, it may be around the power amplifier product, but otherwise we’re very pleased with the technology and the development efforts that they have on their product portfolio. So we’re going to continue to utilize those products and solutions.

Kim Anderson - JPMorgan - Analyst

Okay. And then Ron, a strategic question. Over the past three years you’ve made a pretty sizable acquisition each year. Should we continue to expect this going forward or are we going to turn to more organic sources of growth?

Ron Buschur - Powerwave Technologies - President, CEO

We certainly have been aggressive in acquiring the right assets that we think are needed to fulfill Powerwave’s strategic and technical plans and directions. We will continue to look for opportunities of consolidation in the marketplace, but I believe right now what we need to do is focus on

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integrating this acquisition, making sure that we deliver the performance that we’ve outlined here in this transaction, and then start delivering some organic growth is well and look at I think technologies that are adjacent to this sector.

Kim Anderson - JPMorgan - Analyst

Okay, great. Thank you very much.

Operator

Mike Walkley, Piper Jaffray.

Mike Walkley - Piper Jaffray - Analyst

I just had a quick clarification to Larry’s earlier question as it relates to 10% customers. Were you giving 10% customers post the deal or 10% OEM customers for the assets you’re acquiring?

Ron Buschur - Powerwave Technologies - President, CEO

I was giving it for the assets post the acquisition. But looking at Filtronic’s customers let me clarify that. Certainly Nokia is a large customer for Filtronic, as well as Lucent today and then when you’re looking at the combined company going forward, you certainly will see Nokia is at least a 10% customer quarter-to-quarter of Powerwave as well as Siemens and then you look at the combined Lucent customer percentage between Powerwave and Filtronic going forward, I believe that will be over 10% as well. And then you have Alcatel, Nortel and others as well — Motorola.

Mike Walkley - Piper Jaffray - Analyst

Okay, great. That’s very helpful and best of luck in integrating Filtronic.

Operator

(OPERATOR INSTRUCTIONS). Rich Valera, Needham & Co.

Rich Valera - Needham & Co. - Analyst

With respect to Nokia, would you be willing to give any more specific sense of how large a customer they are for Filtronic?

Ron Buschur - Powerwave Technologies - President, CEO

David, do you want to shed some light on that?

Prof. David Rhodes - Filtronic - Group CEO

Yes, I think in terms of our filter business, they are well over 50%, but we’re on many, many, many programs with them. This is not just a single product; they’re across the board. We’ve been with Nokia a long time and we have supported them throughout many things. And you mentioned also — which isn’t including this acquisition — the point-to-point business where, again, we support them extremely strongly. And also historically we have been on the handset antenna side. So we’ve had extremely good relationships with Nokia for a long time and I’m fairly certain going forward that those relationships will remain with this business.

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Rich Valera - Needham & Co. - Analyst

It kind of brings down my — leads to my next question which is as I understood it the business you acquired from REMEC, the [selither] business, had essentially the other portion of Nokia’s base station filter business. And it looks like the combined entity would have essentially 100% of Nokia’s business. I was just wondering if you’ve had discussions with them about the fact that you’d essentially be a sole source supplier to them, which is fairly atypical I think for Nokia in sourcing (multiple speakers)

Prof. David Rhodes - Filtronic - Group CEO

Do you want to answer that, Ron?

Ron Buschur - Powerwave Technologies - President, CEO

I’ll take part of that, David, and then you can follow on if you’d like. We certainly have had discussions with Nokia. I want to caution you, I wouldn’t necessarily make the assumption that that would put us in a sole position with Nokia. I think there’s other people that are supplying filter and RF conditioning products to Nokia as well. We would be obviously a large percent of their business when you look at the filters that they buy on the open marketplace.

But our discussions with Nokia, they’re very pleased with the technology, the direction, the capability of Powerwave’s products as well as Filtronic and they’re comfortable with us having, if you look at it, actually a risk mitigation plan of two separate manufacturing locations building products and solutions for them. And it is two separate types of technology platforms that they’re utilizing within the two companies. David, is there something you want to add to that as well?

Prof. David Rhodes - Filtronic - Group CEO

Just basically throughout the history on several occasions we’ve been very close to being sole source on given products, not just in Wireless Infrastructure but in other areas, and we have supported them throughout and not given them reason to become certain that we’re a dominant supplier of a given product.

Rich Valera - Needham & Co. - Analyst

Great. Just one final one if I could. Professor Rhodes, in your prepared remarks — at least in the press release you had said that — it sounds like your backlog has increased from 2 to 12 weeks recently. Can you just comment on that? Are you seeing a significant pickup in your business and what implications there might be for the back half year on this accelerating demand?

Prof. David Rhodes - Filtronic - Group CEO

I think you’ve got to remember, we view the business as getting some sort of guidance from our customers on what they might require going out many, many months. But typically real, hard order cover is not very long at all — a couple of weeks sort of thing. More recently due to the rapid increase in certain requirements the product throughout the world, this has pushed us to full capacity. We’ve had to increase and are increasing capacity in our production outfits and we still are getting a push out of the length of time for the fixed orders, so there is significant demand.

I think I mentioned that the biggest area really is the GSM EDGE worldwide. Obviously 3G is increasing. But when you put it in perspective about the very large contracts that are around and there’s one about to be in place this week in India for example which I believe is larger than the Cingular contract. So when you add all that up, there’s significant demand out there.

Ron Buschur - Powerwave Technologies - President, CEO

I think as David had indicated, backlog in this business does not mean firm commitments. It gives us a forecast 12 weeks out, which gives you a good indication that there’s strong demand. This industry is based on pulls more than backlog.

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Rich Valera - Needham & Co. - Analyst

Okay, thank you.

Operator

Tony Rao, East Shore Partners.

Tony Rao - East Shore Partners - Analyst

I’m wondering if you can give a little bit more information on the type of power amplifier technology that Filtronic has been using, whether it’s feed forward, how that measures with yours. And some of the questions and the answers, maybe I misinterpreted it, but it sounded to me like that business might be scaled-down when it was indicated that 2007 looked like the period when they would see the positive results from the work they’ve been doing for the last several years in that area. Can you just expand on that a little bit?

Prof. David Rhodes - Filtronic - Group CEO

Want me to take that one, Ron?

Ron Buschur - Powerwave Technologies - President, CEO

Sure, David.

Prof. David Rhodes - Filtronic - Group CEO

Okay. We’ve done very little since the early days on feed forward. Most of our work is related to digital previous sort of amplifiers and in particular the dynamic behavior and the digital preview start as you have with IDH, [SPPA] signals, etc. And we’ve also focused on the early days now on very, very high-efficiency amplifiers that work extremely well under digital preview start and what I say dynamic digital preview start which not many people have actually considered. We’ve also in the sort of complete radio head area done a lot on the digital signal processing side to integrate with the total products providing a complete digital input to RF output type product.

Tony Rao - East Shore Partners - Analyst

So how would you say that complements the efforts that are going on within Powerwave?

Prof. David Rhodes - Filtronic - Group CEO

Well, I think — Ron, you can correct me if I’m wrong, but the majority of your production at the moment is based on feed forward, isn’t it?

Ron Buschur - Powerwave Technologies - President, CEO

That’s correct as well as on our remote radio head we have the DSP capability as well. And so when you look at the two products and the technology, we certainly believe that the work that they’ve done will complement the existing remote radio head products and solutions we have. As we had indicated, we’re ramping that product today in production and we’re very pleased with the opportunities we believe are in the marketplace for these types of products and solutions.

Tony Rao - East Shore Partners - Analyst

Well, being that they’ve done a lot of work in predistortion and yours has been in feed forward, would you say that — what are your plans for the engineering groups and how are you going to attack this? Are they going to merge? Are they going to operate as separate entities?

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Ron Buschur - Powerwave Technologies - President, CEO

No, the two engineering teams are going to come together. I would like to correct you, though. We do use digital predistortion in our remote radio head and our products as well. So this isn’t new technology to Powerwave. I think what David was referring to is our legacy power amplifier products are all feed forward and we do believe these two organizations should complement each other and we should be able to use these resources globally in a very effective manner for our customers.

Tony Rao - East Shore Partners - Analyst

Okay, a couple of other questions if I may. Filtronic, their exposure to the China OEMs?

Prof. David Rhodes - Filtronic - Group CEO

You mean Huawei, ZTE and the like?

Tony Rao - East Shore Partners - Analyst

Yes.

Prof. David Rhodes - Filtronic - Group CEO

Very little.

Tony Rao - East Shore Partners - Analyst

Is the exposure there little because you haven’t pursued it?

Ron Buschur - Powerwave Technologies - President, CEO

By choice.

Tony Rao - East Shore Partners - Analyst

Okay. And last question that I have is can you speak a little bit about the sales model that Filtronic used and what the future model will be for the combined companies as far as attacking the service providers as well as the OEMs?

Ron Buschur - Powerwave Technologies - President, CEO

We are going to continue move forward with the strategy that’s been successful for both companies. Obviously Professor Rhodes and the group at Filtronic have done an excellent job in capturing the significant portion of RF conditioning and filtering products and solutions for the OEM marketplace. As you know, we have been very successful in that same marketplace, but we’ve been a little bit more successful in the network operator aspect of the business. We think combining these two allows us to be a very effective solution to the market as a whole.

The OEMs are just as important to Powerwave as any other customer and we’re going to continue to focus on the OEM marketplace. And David and his team and the Filtronic organization are going to continue to execute on their sales strategy that they have been very successful over the past years with.

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Tony Rao - East Shore Partners - Analyst

That being the OEM side, how about on the service provider side? You said that it’s only in the last year that they really started to apply some focus into the service provider where that has been a major market for you. How much opportunity do you see the Filtronic line — will it require significant R&D to redesign some of the filter products to make them applicable to aftermarket sales for the service providers and do you have plans to train the existing service provider sales force with this Filtronic one and so on?

Ron Buschur - Powerwave Technologies - President, CEO

First of all, I did not say they were just starting. I probably — maybe you misunderstood what I said. I said they were selling products indirectly into the network operator marketplace. They’ve been focused on the OEM and they’ve started selling products indirectly to the operator. We believe that this is a great opportunity for us to introduce their products and solutions into our global sales channel and focus on operator as well as OEM opportunities. And there is no large redesigns that are necessary for us to support this initiative on a global basis, so we will certainly be able to move forward.

Tony Rao - East Shore Partners - Analyst

Okay, thank you. Good luck.

Operator

Michael Blogg, Arbuthnot Securities.

Michael Blogg - Arbuthnot Securities - Analyst

This is probably two questions for the Filtronic guys. The first of which is the extent to which the business being sold and indeed Powerwave itself are customers for the compound semiconductor business within Filtronic, whether there are ongoing supply agreements which will guarantee some volume loadings for the compound semiconductor business. That’s the first question.

Prof. David Rhodes - Filtronic - Group CEO

I’ll answer that. Would you want to pose your second question?

Michael Blogg - Arbuthnot Securities - Analyst

The second question is the trading update which Filtronic has given today alludes to the profitability of the semiconductor business and the defense electronic business but nothing really on the Wireless Infrastructure operations. Can you give us a little bit more detail on that please?

Prof. David Rhodes - Filtronic - Group CEO

Okay, the first question is there are some semiconductors which go into the Wireless Infrastructure business. It’s not particularly large. It’s 1 to 2 million pounds a year. These are high quality devices and they are supplied to other people as well. So it’s not large business in that sense for the semiconductor side, but there are certain — there is some merchant semiconductor business there. So it’s pretty much an arm’s length relationship which it really has been within Filtronic anyway.

The second question, there was a reference to the Wireless Infrastructure in our statement which referred to there was a decline in the second half year, but this was solely due to what happened between December 2005 and February 2006 where there was an unseasonally low demand which everybody else experienced including Powerwave and we did mention that when we gave our half-year results at the end of January. So I would not whole an inverted (indiscernible), we’ve had to catch up with it in the final quarter of our year going into the levels of business that we’re currently enjoying.

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Michael Blogg - Arbuthnot Securities - Analyst

Okay, thanks very much.

Operator

That concludes our question-and-answer session. I would like to turn the call over to Mr. Buschur for closing remarks.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you. David and I would like to thank all of you again for listening to our explanation and reasoning for the proposed acquisition of the Wireless Infrastructure business of Filtronic. I think you will agree and you can see that is a very exciting opportunity for both Powerwave and Filtronic and our respective employees. And we look forward to completing this transaction in the months ahead. Thank you again.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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